EXHIBIT 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) dated as of December 4, 2003 by and among NPTest Acquisition Corporation, a Delaware corporation (together with its successors, the “Company”), NPTest Holding Corporation, a Delaware corporation (together with its successors, “Parent”), and Jean-Luc Pelissier (“Executive”), effective as the date hereof.

WHEREAS, Executive entered into an Employment Agreement with the Company and Parent dated as of July 29, 2003 (the “Original Employment Agreement”), pursuant to which Executive agreed to continue his employment with the Company after the closing of transactions contemplated by the Stock Purchase Agreement dated as of June 24, 2003 (the “Stock Purchase Agreement”), among Parent, the Company, and Schlumberger Technology Corporation, Schlumberger Technologies, Inc., and Schlumberger B.V.;

WHEREAS, each of the Company and Parent considers it in its best interests and the best interests of its stockholders to foster the continued employment of Executive from and after the date hereof;

WHEREAS, Executive is willing to continue his employment on and after the date hereof on the terms hereinafter set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to amend and restate the Original Employment Agreement in its entirety as follows:

ARTICLE 1

POSITION; TERM OF AGREEMENT

Section 1.01. Position. (a) As of and following the Effective Date, Executive shall serve as President—Products and shall report to the Chief Executive Officer. Executive shall have such duties and authority, consistent with such position, as shall be determined from time to time by the Chief Executive Officer.

(b) During the Employment Term, Executive will devote substantially all of his business time to the performance of his duties under this Agreement and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board.

Section 1.02. Term. Executive shall be employed by the Company for a period (the “Employment Term”) commencing on the Effective Date and, subject to earlier termination or extension as provided herein, ending on the second anniversary of the Effective Date; provided that on each anniversary of the Effective Date beginning on such second anniversary, the Employment Term shall be automatically extended for successive one-year periods unless not later than one month prior to any such automatic extension the Company or Executive shall give notice that the Employment Term shall not be extended.

ARTICLE 2

COMPENSATION AND BENEFITS

Section 2.01. Base Salary. Commencing on the date hereof, the Company shall pay Executive an annual base salary (the “Base Salary”) at the initial annual rate of $300,000 payable in accordance with the payroll and personnel practices of the Company from time to time.

Section 2.02. Performance Bonus. (a) Subject to Executive’s continued employment hereunder through December 31, 2003, Executive will be eligible to receive a bonus with a target bonus opportunity up to 75% of the pro-rated portion of Base Salary for the period from the Effective Date through December 31, 2003, based on attainment of such goals as the Board shall determine. For each calendar year thereafter, subject to Executive’s continued employment hereunder on December 31 of such year, Executive shall be eligible for an annual bonus (the “Annual Bonus”), with a target bonus opportunity of up to 75% of Base Salary, based on attainment of such goals as the Board shall determine each year. The Annual Bonus for each calendar year (including the bonus for the period ending December 31, 2003) shall be paid in a lump sum payment on or before March 31 of the following calendar year. In the event that following a Change in Control, (i) Executive is terminated without Cause or (ii) Executive terminates his employment due to a material diminution in authority as compared to the authority of his title or position immediately prior to the Change in Control, and in the case of either clause (i) or (ii) such termination occurs during the fiscal year in which the Change in Control becomes effective, then Executive will be entitled to receive a pro rata portion of Executive’s Annual Bonus for the year in which such termination occurs based on the number of weeks Executive has been employed by the Company during such year as of the Change in Control.

(b) For the portion of the 2003 calendar year prior to the Effective Date, Executive shall be eligible for a bonus based on the performance goals for 2003 previously determined by the US Company and Schlumberger and provided to the Company.

Section 2.03. Employee Benefits. During the Employment Term, Executive shall be eligible for employee benefits (including fringe benefits, vacation and health, accident and disability insurance, and retirement plan participation) substantially similar to those benefits made available generally to senior executives of the Company.

Section 2.04. Business And Travel Expenses. Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies as in effect from time to time.

Section 2.05. Options. (a) On or promptly after the Effective Date, the Company shall grant to Executive an option (the “Option”) to purchase 1,250,000 shares of common stock of Parent (“Common Stock”), at an exercise price per share equal to the fair market value (determined in accordance with the terms of the Plan) of a share of Common Stock on the grant date.

(b) Subject to Executive’s continued employment with the Company or one of its Affiliates as of the applicable vesting date, (i) 25% of the shares constituting the Option shall become vested and exercisable on the first anniversary of the Effective Date, and (ii) thereafter, the Option shall become vested and exercisable at a rate of  1/48 of the shares constituting the Option per month.

(c) Upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason within 12 months after a Change in Control, any unvested portion of the Option shall become vested and exercisable to the extent the Option would have otherwise become vested and exercisable during the 18 months following the date of such termination.

(d) Except as set forth herein, the Options shall otherwise be subject to the terms of the Parent Stock Incentive Plan (the “Plan”), a copy of which is attached hereto as Attachment 1.

(e) Upon termination of Executive’s employment, subject to Section 3.02 hereof, the Company shall have the right to repurchase the shares of Common Stock acquired upon exercise of the Option in accordance with the terms of the Plan and the applicable award agreement.

ARTICLE 3

CERTAIN TERMINATION BENEFITS

Section 3.01. Certain Events. (a) A “Qualifying Event” means the termination of Executive’s employment by the Company without Cause (other than by reason of Executive’s death or disability).

(b) Each party hereto shall give to the other party 30 days prior written notice of such party’s intent to terminate Executive’s employment with the Company for any reason.

(c) The receipt of any payments and benefits pursuant to this Article 3 by Executive shall be contingent upon Executive signing a release of claims arising from Executive’s employment and the termination thereof in a form reasonably acceptable to the Company.

Section 3.02. Benefits Upon A Qualifying Event. In the event of a Qualifying Event during the Employment Term, Executive shall be entitled to the following benefits:

(a) The Company shall pay Executive as soon as practicable a lump sum, in cash, equal to one times the annual Base Salary in effect as of the date hereof.

(b) On the first anniversary of the Qualifying Event and subject to Executive’s compliance with the covenants set forth in Section 4.01 hereof, the Company shall pay Executive a lump sum, in cash, equal to 0.5 times the annual Base Salary in effect as of the date hereof.

Section 3.03. Separation Benefits. In the event of any termination of employment during the Employment Term (including a Qualifying Event), Executive (or his estate, as the case may be) shall be entitled to the benefits set forth below:

(a) The Company shall pay Executive as soon as practicable a lump sum, in cash, equal to Executive’s earned but unpaid Base Salary for the period through and including the date of termination of Executive’s employment (collectively, “Accrued Compensation”). In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the date of termination of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively, “Accrued Benefits”).

ARTICLE 4

COVENANTS AND REPRESENTATIONS

Section 4.01. Nondisclosure, Noncompetition, Nonsolicitation, and Nondisparagement. (a) Executive shall not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose to any third person, whether during or subsequent to the Executive’s employment with the Company, any trade secrets; customer lists; provider lists; product development and related information; marketing plans and related information; sales plans and related information; premium or any other pricing information; operating policies and manuals; research; payment rates; methodologies; contractual forms; business plans;

financial records; or other financial, commercial, business or technical information related to the Company or any Affiliate of the Company unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by a breach of this Agreement; provided that this limitation shall not apply to any such disclosure made while the Executive is employed by the Company or its Affiliate if such disclosure occurred in connection with the performance of Executive’s job as an employee of the Company or its Affiliates. Executive agrees that upon termination of Executive’s employment with the Company for any reason, Executive will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company or its Affiliates. Executive further agrees that Executive will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its Affiliates.

(b) While employed by the Company, Executive shall not, on his account, or as an employee, consultant, independent contractor, partner, owner, officer, director or stockholder, engage in, be connected with, have any interest in, or aid or assist anyone else to engage in, be connected with, or have any interest in, any firm or person which directly competes with a line or lines of business which the Company or Parent (or any of their Subsidiaries) was engaged in or sought to be engaged in during the Employment Term; provided that Executive may purchase securities in any corporation whose securities are listed or traded on a national securities exchange or in an over-the-counter securities market if such purchases do not result in Executive beneficially owning, directly or indirectly, at any time 5% or more of the equity securities of any such corporation.

(c) While employed by the Company and for 18 months after the termination of Executive’s employment, Executive shall not, directly or indirectly:

(i) induce or attempt to induce any employee of Parent or the Company (or any Subsidiary of Parent or the Company) to be employed or perform services elsewhere;

(ii) solicit or attempt to solicit the trade of any individual or entity which, at the time of such solicitation, is a customer of Parent or the Company (or any Subsidiary of Parent or the Company) or which Parent or the Company (or any Subsidiary of Parent or the Company) is undertaking reasonable steps to procure as a customer at the time of or immediately preceding termination of employment; provided, however, that this limitation shall only apply to any product or service which is in competition with a product or service of Parent or the Company (or any Subsidiary of Parent or the Company).

(d) In connection with the termination of Executive’s employment hereunder, Executive shall cooperate with the Company and any Affiliate of the Company to ensure an orderly transition, in such a manner and at such times as the Company shall reasonably request.

(e) Except as required by law, neither party will at any time (whether during or after termination of Executive’s employment with the Company) knowingly make any statement, written or oral, or take any other action that would disparage or otherwise harm the other party, its business or reputation or, in the case of the Company, the reputation of any of its Affiliates or the officers and directors of any of them.

Section 4.02. Material Inducement; Specific Performance. (a) If any provision of Section 4.01 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, the Company and Executive agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.

(b) Executive acknowledges that a material part of the inducement for the Company to provide the compensation provided herein is Executive’s covenants set forth in Section 4.01 and that the covenants and obligations of Executive with respect to noncompetition, nondisclosure and nonsolicitation relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that, if Executive shall materially breach any of those covenants during or following termination of employment, the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining Executive from committing any violation of the covenants and obligations contained in Section 4.01 and the Company shall have no further obligation to pay Executive any benefits otherwise payable hereunder. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as an arbitrator (or court) shall reasonably determine.

Section 4.03. Employee Representation. Executive expressly represents and warrants to the Company that Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way Executive’s ability to fully perform Executive’s duties and responsibilities under this Agreement.

ARTICLE 5

SUCCESSORS AND ASSIGNMENTS

Section 5.01. Assignments. Except for an assignment in the event of a Change in Control or an assignment to an Affiliate of the Company, this Agreement shall not be assignable by the Company without the written consent of Executive. This Agreement shall not be assignable by Executive.

Section 5.02. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed:

(i)	if to the Company, to:

c/o NPTest, Inc.

150 Baytech Drive

San Jose, CA 95134

Attention: Chief Executive Officer

Fax: (408) 586-4661

with copies to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, CA 94025

Tel: 650-752-2000

Fax: 650-752-2111

Attn: David W. Ferguson

(ii)	if to Executive, to Executive’s last known address as reflected on the books and records of the Company;

or, in each case, to such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 6.02. Dispute Resolution. (a) Except as provided in Section 4.02, each of Executive and the Company shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration in a location in California, in accordance with the rules of the American Arbitration Association then in effect. Executive’s election to arbitrate, as herein provided, and the decision of the arbitrator in that proceeding, shall be binding on the Company and Executive. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

(b) Each party shall pay its own expenses of such arbitration or litigation and all common expenses of such arbitration or litigation shall be borne equally by Executive and the Company. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

Section 6.03. Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or Executive’s beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.

Section 6.04. Non-exclusivity Of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Executive may qualify; provided, however, that the Severance Benefits shall be in lieu of any severance benefits under any such plans, programs, policies or practices. Vested benefits or other amounts which Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e., including, but not limited to, vested benefits under any qualified or nonqualified retirement plan), at or subsequent to the date of termination of Executive’s employment shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

Section 6.05. Employment Status. Nothing herein contained shall interfere with the Company’s right to terminate Executive’s employment with the Company at any time, with or without Cause, subject to the Company’s obligation to provide benefits pursuant to Article 3, if any. Executive shall also have the right to terminate Executive’s employment with the Company at any time without liability, subject only to the provisions hereof and Executive’s obligations hereunder.

Section 6.06. Entire Agreement. This Agreement represents the entire agreement between Executive and the Company and its Affiliates with respect to Executive’s employment and/or severance rights, and supersedes all prior discussions, negotiations, and agreements concerning such rights; provided, however, that any amounts payable to Executive hereunder shall be reduced by any amounts paid to Executive as required by any applicable law in connection with any termination of Executive’s employment.

Section 6.07. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

Section 6.08. Waiver Of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

Section 6.09. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 6.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

Section 6.11. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

ARTICLE 7

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below.

“Accrued Benefits” has the meaning accorded such term in Section 3.03.

“Accrued Compensation” has the meaning accorded such term in Section 3.03.

“Affiliate” has the meaning accorded to such term in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning accorded such term in the introductory paragraph of this Agreement.

“Base Salary” has the meaning accorded such term in Section 2.01.

“Beneficial Ownership” A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own,” securities pursuant to Rule 13d-3 under the Exchange Act.

“Board” shall mean the Board of Directors of the Company.

“Cause” means the occurrence of any one or more of the following:

(i) Executive’s willful and continued failure substantially to perform the duties of Executive’s position as then in effect (other than as a result of incapacity due to physical or mental illness) which failure is not remedied within 15 business days of written notice from the Company;

(ii) Executive’s gross negligence or willful malfeasance in the performance of Executive’s duties hereunder as then in effect;

(iii) Executive’s breach of any of the covenants contained in Section 4.01; or

(iv) Executive’s commission of an act constituting fraud, embezzlement, or any other act constituting a felony.

For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Executive not in good faith and without reasonable belief that such action or failure to act was in the best interests of the Company.

“Change in Control” means the occurrence of any of the following:

(i) the consummation of a merger or consolidation of the Company or Parent with or into any other entity pursuant to which the direct or indirect stockholders of the Company or Parent, as applicable, immediately prior to such merger or consolidation hold less than 40% of the voting power of the surviving entity;

(ii) the sale or other disposition of all or substantially all of the Company’s or Parent’s assets; or

(iii) any acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act and other than the direct and indirect stockholders of the Company immediately after the Effective Date) of the Beneficial Ownership of 60% or more of the voting power of the Company’s or Parent’s equity securities in a single transaction or series of related transactions, other than in an underwritten public offering of the securities of the Company or its Affiliates;

provided that a transaction shall not constitute a “Change in Control” if its sole purpose is to change the state of the Company’s or Parent’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who, directly or indirectly, held the securities of the Company or Parent, as applicable, immediately before such transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Effective Date” means the closing date of the transactions under the Stock Purchase Agreement.

“Employment Term” has the meaning accorded such term in Section 1.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” means the occurrence of any of the following without Executive’s written consent:

(i) Any change in Executive’s title or position that constitutes a material diminution in authority as compared to the authority of his title or position as of the Effective Date, or any substantial diminution in Executive’s duties and responsibilities (other than a change due to Executive’s disability);

(ii) Any refusal or failure by the Company to pay compensation or provide benefits in accordance with this Agreement; or

(iii) Any relocation of Executive’s office or the Company’s principal executive office to a location more than 50 miles from its location on the Effective Date;

provided, however, that no act or failure to act by the Company shall give rise to “Good Reason” if cured within 30 days of written notice by Executive to the Company.

“Option” has the meaning accorded such term in Section 2.05.

“Person” means an individual, corporation, partnership, association, trust or any other entity or organization.

“Qualifying Event” has the meaning accorded such term in Section 3.01.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of any Person means any other Person of which securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

IN WITNESS WHEREOF, the Company, Parent and Executive have executed this Agreement, to be effective as of the day and year first written above.

NPTEST ACQUISITION CORPORATION

By:
Name:
Title:

NPTEST HOLDING CORPORATION

By:
Name:
Title:

EXECUTIVE:

Name: